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Exhibit 99(a)(1)(D)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF

COMMON STOCK

OF

Nevada Chemicals, Inc.

BY

Calypso Acquisition Corp.

an Affiliate of

OCM Principal Opportunities Fund IV, L.P.

at

$13.37 NET PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF FRIDAY, OCTOBER 17, 2008, UNLESS THE OFFER IS EXTENDED.

September 19, 2008

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        We have been appointed by Calypso Acquisition Corp., a Utah corporation ("Offeror") and a wholly owned indirect subsidiary of OCM Principal Opportunities Fund IV, L.P., a Cayman Islands exempted limited partnership ("OCM"), to act as Information Agent in connection with Offeror's Offer to Purchase for cash all the issued and outstanding shares of common stock, par value $0.001 per share (the "Shares") of Nevada Chemicals, Inc., a Utah corporation ("Nevada Chemicals"), for $13.37 per Share in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 19, 2008 (the "Offer to Purchase"), and in the related Letter of Transmittal, copies of which are attached to this Schedule TO as Exhibits (a)(1)(A) and (a)(1)(B), respectively (which, together with any amendments or supplements to the Offer to Purchase and the Letter of Transmittal, collectively constitute the "Offer") enclosed herewith. Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined below) on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

        Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

  1.
  The Offer to Purchase, dated September 19, 2008.

  2.
  The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

  3.
  The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC (the "Depositary") on or prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

  4.
  Nevada Chemicals' Solicitation/Recommendation Statement on Schedule 14D-9 which has been or will be filed with the U.S. Securities and Exchange Commission.

  5.
  A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

  6.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

  7.
  A return envelope addressed to American Stock Transfer & Trust Company, LLC as Depositary.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF FRIDAY, OCTOBER 17, 2008, UNLESS THE OFFER IS EXTENDED.

        The Offer is conditioned upon at least a majority of the total number of Shares, determined on a fully diluted basis, having been validly tendered and not withdrawn prior to the expiration of the Offer. As of September 18, 2008, the required minimum number would have been 3,544,087 Shares. The Offer is conditioned upon, among other things, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or any other waiting period applicable to the Offer or the Merger, shall have expired or terminated. The Offer also is subject to the satisfaction or waiver of the other conditions set forth in the Offer to Purchase. See Section 14—"Conditions of the Offer" of the Offer to Purchase.

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 5, 2008, by and among Cyanco Holding Co. ("Parent"), Offeror and Nevada Chemicals (as it may be amended or supplemented from time to time, the "Merger Agreement"). The Merger Agreement provides, among other things, for the making of the Offer by Offeror, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Utah Revised Business Corporation Act ("URBCA"), Offeror will be merged with and into Nevada Chemicals (the "Merger"). Following the effective time of the Merger, it is expected that Nevada Chemicals will continue as the surviving corporation and become a wholly owned subsidiary of Parent and the separate corporate existence of Offeror will cease.

        At a meeting held September 4, 2008, the Nevada Chemicals Board: (1) determined that each of the Transaction Agreements and each of the Transactions (including the Offer and the Merger) are in the best interests of the stockholders of Nevada Chemicals; (2) approved and taken all other corporate action required to be taken by the Board of Directors for the consummation of the Transactions; and (3) resolved to recommend that the stockholders of Nevada Chemicals accept the Offer, tender their Shares to the Purchaser pursuant to the Offer and approve and adopt the Merger Agreement.

        In order to take advantage of the Offer, (1) a duly executed and properly completed Letter of Transmittal (or facsimile thereof) and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary, and (2) either Share Certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer and a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares should be delivered to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

        Holders of Shares whose Share Certificates are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary on or prior to the expiration date of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

        Offeror will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary and MacKenzie Partners, Inc. (the "Information Agent") (as described in the Offer to Purchase)) for soliciting tenders of Shares pursuant to the Offer. Offeror will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Offeror will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at its address and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours,
MacKenzie Partners, Inc.

        Nothing contained herein or in the enclosed documents shall make you or any other person the agent of Offeror, Parent, OCM, the Depositary or the Information Agent, or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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  Exhibit 99(a)(1)(D)